Exhibit 99.1

Akorn Provides Financial Guidance for 2013

-Expects Record Revenue of $325 to $335 million-

-Reaffirms the previously issued guidance for 2012-

LAKE FOREST, Ill.--(BUSINESS WIRE)--January 17, 2013--Akorn, Inc. (NASDAQ: AKRX), a niche pharmaceutical company, today provided full year 2013 financial guidance. The Company’s guidance excludes the impact from any products for which the Company has not yet received FDA approval. The Company will provide a more detailed update during its year-end 2012 conference call.

2013 Financial Guidance

Total revenues	$325 – 335	million
Total gross margin percentage	54 – 56%
SG&A expenses	$51 – 54	million
R&D expenses	$22 – 26	million
Intangible asset amortization expense	$7	million
Income tax rate	~ 37%
GAAP net income	$53 – 57	million
GAAP net income per diluted share	$0.46 – 0.50
Adjusted net income [1]	$65 – 69	million
Adjusted net income per diluted share [1]	$0.57 – 0.61
Capital expenditures	~ $25	million

[1]	See Non-GAAP Financial Measures below for the reconciliation of Adjusted net income and Adjusted net income per diluted share to GAAP net income and GAAP net income per diluted share.

Raj Rai, chief executive officer, commented, “We had a fantastic 2012 as a result of great execution on many fronts by the entire organization and are reaffirming our earlier issued guidance. We are excited about the long term growth prospects of our company given the growing product pipeline and the incremental manufacturing capacities achieved through our investments in our plants in the US as well the acquisition of the manufacturing assets in India. Our focus in 2013 is on accelerating our pipeline development through further investments in R&D and on preparing our Indian location for US FDA approval.”

Frequently Asked Questions

Q: When will Q4 2012 results be released?

A: We are reaffirming our 2012 guidance, and will discuss the actual results at our year-end conference call on February 26, 2013.

Q: What are the growth drivers for 2013?

A: Akorn expects growth primarily from the recently launched products: Latanoprost Ophthalmic Solution, Progesterone Capsules, Pantoprazole Injection and Tetanus-diphtheria Vaccine.

Q: Will Akorn be able to maintain the expected 2012 gross margins of approximately 58% in 2013?

A: Overall gross margins for 2013 are expected to be in the range of 54-56% as a result of growth from lower margin new products that are either partnered with shared economics, in-licensed or are contract manufactured for Akorn.

Q: Are there any margin improvement opportunities in the future?

A: Yes. The vast majority of Akorn’s active pipeline will be manufactured by Akorn with no partnering or shared economics and as a result are expected to have significantly higher margins than the products contributing to growth in 2013. Additionally, we expect improvement in the margins on our more competitive products once we achieve US FDA approval of our Indian manufacturing site.

Q: Why is Akorn projecting a substantial increase in R&D costs?

A: There are three primary factors contributing to the increased costs: 1) the Generic Drug User Fee Act (“GDUFA”) fees associated with the projected 25 abbreviated new drug application (“ANDA”) filings for 2013; 2) the cost of bio-equivalence (“BE”) studies associated with high-value products; and 3) the increased internal R&D costs due to the build out and staffing of a new, larger R&D facility designed to accommodate our plans to complete 35-40 ANDA filings per year and expand into the development of specialty formulations such as carbapenems, hormones and oncolytics.

Q: Can you provide some specific guidance on expected new product approvals/launches?

A: The following table shows, by segment and current product status, the number and total IMS market size of products/ANDAs expected to launch each year.

					IMS Market Size of Expected Launch Products
		Expected # of Products*			(in millions)**
	Current
Segment	Product Status	2013	2014	2015	2013	2014	2015
Ophthalmic	Brand	0	2	2	$0	$235	$130
	Generic	3	7	1	$120	$115	$0
Injectable	Brand	1	5	5	$70	$520	$280
	Generic	2	1	2	$55	$40	$15
Other	Brand	0	2	0	$0	$415	$0
	Generic	1	3	2	$5	$345	$695
Total		7	20	12	$250	$1,670	$1,120
*We have generally used a standard 30 months from filing date to determine launch timing of our pipeline products. Based on the guidance provided by the FDA, we should not expect GDUFA fees to yield a reduction in FDA review time until after 2015. Also note that we have excluded from our analysis products which are not yet filed, as well as filed products where the product patents extend beyond this forecast horizon.

**The IMS market size is based on the trailing 12 months ended September 30, 2012, excluding any trade and customary allowances and discounts. The IMS market size is not a forecast of our future sales of the applicable products.

Q: Why are capital expenditures increasing over the level projected for 2012?

A: The expansion projects for our India facilities are expected to cost in the range of $25-30 million over two years, of which approximately $15 million is expected for 2013. These investments include the build out of the oncology facility as well as expansion of the other injectable facilities to add lyophilization capability, incremental filling lines and automation.

Q: When will the Akorn India facilities be US FDA approved?

A: As a first step, we have implemented Akorn’s global quality policies at the Akorn India site. We are now in the process of implementing our plan to transfer existing or file new products to trigger US FDA facility inspections by late 2013 or early 2014. The proposed oncology facility and expanded injectable facility should be completed by late 2014, and we expect the US FDA to inspect these facilities by late 2015 or early 2016.

About Akorn, Inc.

Akorn, Inc. is a niche pharmaceutical company engaged in the development, manufacture and marketing of multisource and branded pharmaceuticals. Akorn has manufacturing facilities located in Decatur, Illinois, Somerset, New Jersey and Paonta Sahib, India where the Company manufactures ophthalmic and injectable pharmaceuticals. Additional information is available on the Company’s website at www.akorn.com.

Forward Looking Statements

This press release includes statements that may constitute "forward-looking statements", including projections of certain measures of Akorn's results of operations, projections of sales, projections of certain charges and expenses, projections related to the number and potential market size of ANDAs and other statements regarding Akorn's goals, regulatory approvals and strategy. Akorn cautions that these forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those indicated in the forward-looking statements. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Because such statements inherently involve risks and uncertainties, actual future results may differ materially from those expressed or implied by such forward-looking statements. You can identify these statements by the fact that they do not relate strictly to historical or current facts. They use words such as "anticipate," "estimate," "expect," "project," "intend," "plan," "believe," and other words and terms of similar meaning in connection with a discussion of future operating or financial performance. Factors that could cause or contribute to such differences include, but are not limited to: statements relating to future steps we may take, prospective products, future performance or results of current and anticipated products, sales efforts, expenses, the outcome of contingencies such as legal proceedings, and financial results. These cautionary statements should be considered in connection with any subsequent written or oral forward-looking statements that may be made by the company or by persons acting on its behalf and in conjunction with its periodic SEC filings. You are advised, however, to consult any further disclosures we make on related subjects in our reports filed with the SEC. In particular, you should read the discussion in the section entitled "Cautionary Statement Regarding Forward-Looking Statements" in our most recent Annual Report on Form 10-K, as it may be updated in subsequent reports filed with the SEC. That discussion covers certain risks, uncertainties and possibly inaccurate assumptions that could cause our actual results to differ materially from expected and historical results. Other factors besides those listed there could also adversely affect our results.

Non-GAAP Financial Measures

In addition to reporting all financial information required in accordance with generally accepted accounting principles (GAAP), Akorn is also reporting Adjusted EBITDA, Adjusted net income and Adjusted net income per diluted share, which are non-GAAP financial measures. Since Adjusted EBITDA, Adjusted net income and Adjusted net income per diluted share are not GAAP financial measures, they should not be used in isolation or as a substitute for consolidated statements of operations and cash flow data prepared in accordance with GAAP. In addition, Akorn’s definitions of Adjusted EBITDA, Adjusted net income and Adjusted net income per diluted share may not be comparable to similarly titled non-GAAP financial measures reported by other companies. For a full reconciliation of Adjusted EBITDA and Adjusted net income to GAAP net income, please see the attachments to this press release.

Adjusted EBITDA, as defined by the Company, is calculated as follows:

Net income, plus:

  Interest income (expense), net
  Provision for income taxes
  Depreciation and amortization
  Non-cash expenses, such as share-based compensation expense, changes in the fair value of warrants, and deferred financing cost amortization
  Other adjustments, which historically have included equity in earnings of unconsolidated joint venture related to the sale of the joint venture's assets, amortization of the fair value adjustment to inventory acquired through business acquisitions, and Kilitch Drugs (India) Limited acquisition-related expenses.

The Company believes that Adjusted EBITDA is a meaningful indicator, to both Company management and investors, of the past and expected ongoing operating performance of the Company. EBITDA is a commonly used and widely accepted measure of financial performance. Adjusted EBITDA is deemed by the Company to be a useful performance indicator because it includes an add back of non-cash and non-recurring operating expenses which have little to no bearing on cash flows and may be subject to uncontrollable factors not reflective of the Company’s true operational performance (i.e. fair value adjustments to the carrying value of stock warrants liability).

Adjusted net income, as defined by the Company, is calculated as follows:

Net income, plus:

  Intangible asset amortization, net of tax
  Non-cash expenses, such as non-cash interest, share-based compensation expense, changes in the fair value of warrants, and deferred financing cost amortization, all net of tax
  Other adjustments, such as equity in earnings of unconsolidated joint venture related to the sale of the joint venture's assets, amortization of the fair value adjustment to inventory acquired through business acquisitions, and Kilitch Drugs (India) Limited acquisition related expense, all net of tax

Adjusted net income per diluted share is equal to Adjusted net income divided by the actual or anticipated diluted share count for the applicable period.

The Company believes that Adjusted net income and Adjusted net income per diluted shares are meaningful financial indicators, to both Company management and investors, in that they exclude non-cash income and expense items that have no impact on current or future cash flows, as well as other income and expense items that are not expected to recur and therefore are not reflective of continuing operating performance. Adjusted net income and Adjusted net income per diluted share provide the Company and investors with income figures that would be expected to be more aligned with cash flows than GAAP net income, which includes a host of non-cash income and expense items.

While the Company uses Adjusted EBITDA, Adjusted net income and Adjusted net income per diluted share in managing and analyzing its business and financial condition and believes these non-GAAP financial measures to be useful to investors in evaluating the Company’s performance, each of these financial measures has certain shortcomings. Core business revenue does not provide a full picture of the Company’s historical revenues. Adjusted EBITDA does not take into account the impact of capital expenditures on either the liquidity or the GAAP financial performance of the Company and likewise omits share-based compensation expenses, which may vary over time and may represent a material portion of overall compensation expense. Adjusted net income does not take into account non-cash expenses that reflect the amortization of past expenditures, or include stock-based compensation, which is an important and material element of the Company’s compensation package for its directors, officers and other key employees. Due to the inherent limitations of each of these non-GAAP financial measures, the Company’s management utilizes comparable GAAP financial measures to evaluate the business in conjunction with Adjusted EBITDA, Adjusted net income and Adjusted net income per diluted share and encourages investors to do likewise.

AKORN, INC.
2013 FINANCIAL GUIDANCE

RECONCILIATION OF GAAP NET INCOME TO NON-GAAP ADJUSTED NET INCOME:

GAAP NET INCOME	$53 - 57	million

ADD:
Intangible asset amortization expense	7	million
Share-based compensation expense	7	million
Non-cash interest expense	5	million
Amortization of deferred financing costs	1	million

SUBTRACT:
Tax effect of adjustments	(8)	million

ADJUSTED NET INCOME	$65 - 69	million

ADJUSTED NET INCOME PER DILUTED SHARE	$0.57 - 0.61

SHARES USED IN COMPUTING ADJUSTED NET
INCOME PER DILUTED SHARE	114	million

RECONCILIATION OF GAAP NET INCOME TO NON-GAAP ADJUSTED EBITDA:

GAAP NET INCOME	$53 - 57	million

ADJUSTMENTS TO ARRIVE AT EBITDA:
Depreciation and amortization expense	13	million
Interest expense, net (cash and non-cash)	9	million
Income tax provision	$31 - 34	million
EBITDA	$106 - 113	million

ADJUSTMENTS TO ARRIVE AT ADJUSTED EBITDA:
Share-based compensation expense	7	million
Amortization of deferred financing costs	1	million
ADJUSTED EBITDA	$114 - 121	million

CONTACT:
Akorn, Inc.
Tim Dick, Chief Financial Officer
(847) 279-6150